Exhibit 99.2

CERTIFICATE

The undersigned hereby certifies that he is the Principal Accounting Officer and Secretary of A&Q Long/Short Strategies Fund LLC and A&Q Technology Fund LLC, each a Delaware limited liability company, and of A&Q Multi-Strategy Fund, a Delaware statutory trust (the foregoing funds being collectively referred to as the "Funds" and individually, a "Fund"); that the following is a true and correct copy of the resolutions duly adopted by a vote at a meeting of the Board of Directors or Trustees, as the case may be, of each Fund, none of whom is an "interested person" (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) of any Fund, held on February 25, 2026, at which meeting a quorum was at all times present and acting; and that said resolutions are in full force and effect:

RESOLVED, that it is the determination of the Directors that the joint insured fidelity bond written by the following entity in the following amount:

Name of Bond Provider	Amount of Coverage
Great American Insurance Company	$1,725,000

insuring the Fund and fond the other investment companies named as insured parties under said bond for covered acts or omissions of the respective Directors and officers of the Fund and the officers and employees of the Fund's investment adviser, UBS Asset Management (Americas) LLC ("UBS Asset Management"), placement agent and/or administrator in accordance with the requirements of Rule 17g-1 under the 1940 Act is reasonable in form and amount after having given due consideration to all relevant factors including, but not limited to, the value of the aggregate assets of the Fund to which any such covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, the nature of the securities in the Fund's portfolio, the identity of the other parties named as insured parties under said bond, and the nature of the business activities of such other parties; and it was further

RESOLVED, that the Directors hereby approve the payment by the Fund of the portion of the premium for coverage under the joint insured fidelity bond, in the amount set forth above, having given due consideration to all relevant factors including, but not limited to, the identity of the other parties named as insured parties under said bond, the nature of the business activities of such other parties, the amount of the joint insured bond, the amount of the premium for such bond, the ratable allocation of the premium among the parties named as insureds, and the extent to which the share of the premium allocated to the Fund is less than the premium the Fund would have had to pay if it had provided and maintained its own insured bond; and it was further

RESOLVED, that UBS Asset Management, hereby is authorized to cause the Fund to pay its ratable allocation of the total annual premium payable with respect to the fidelity bond; and it was further

RESOLVED, that UBS Asset Management, hereby is authorized, empowered and directed to execute and deliver the Joint Insured Fidelity Bond Agreement in the form presented in Exhibit A to the written consent, with such non-material additions thereto, deletions therefrom and changes therein as UBS Asset Management shall deem necessary or appropriate, such determination to be conclusively evidenced by the execution and delivery of said Agreement; and it was further

RESOLVED, that UBS Asset Management, hereby is designated as the party responsible for making all filings with the Securities and Exchange Commission and giving all notices on behalf of the Fund with respect to such bond required by paragraph (g) of Rule 17g-1 under the 1940 Act; and it was further

RESOLVED, that the officers of the Fund be, and hereby are, authorized and directed to take such steps as they, in consultation with counsel to the Fund, shall deem necessary or desirable to give effect to the foregoing resolutions of the Board.

Dated this 29th day of April, 2026.

/s/ Martin Fuchs
Martin Fuchs
Principal Accounting Officer and Secretary